UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 20, 2011
Date of Report (Date of Earliest Event Reported)

Commission file number  –  001-10852

INTERNATIONAL SHIPHOLDING CORPORATION
(Exact name of registrant as specified in its charter)

  Delaware                                                                  36-2989662
(State or other jurisdiction of                                                       (I.R.S. Employer Identification Number)
                         incorporation or organization)

11 North Water Street, Suite 18290               Mobile, Alabama                                     36602
(Address of principal executive offices)                                                                        (Zip Code)

       (251) 243-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ]  Written communications pursuant to Rule 425 under the Securities Act
 [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 [ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 [ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                      Entry into a Material Definitive Agreement

See Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 20, 2011, International Shipholding Corporation (the “Company”) entered into a secured term loan facility agreement (the “Facility Agreement”) by and among (i) Dry Bulk Australia Ltd. and Dry Bulk Americas Ltd., wholly-owned subsidiaries of the Company which own (or will own in the case of Dry Bulk Americas Ltd.), respectively, a Cape Size vessel (the “Operating Vessel”) and a Handymax Bulk Carrier currently under construction (the “Newbuilding Vessel” and, collectively with the Operating Vessel, the “Vessels”), as joint and several borrowers, (ii) the Company, as guarantor, and (iii) ING Bank N.V., London branch (the “Lender”), as lender, facility agent and security trustee.

Pursuant to the terms of the Facility Agreement, the Lender agreed to provide Dry Bulk Australia Ltd. and Dry Bulk Americas Ltd. with a secured term loan facility up to an aggregate amount of $47,500,000, divided into two tranches: Tranche A, fully drawn on June 20, 2011 in the amount of $24,190,000, and Tranche B, providing up to $23,310,000 of additional credit. The Company currently expects to draw under Tranche B $6,000,000 in November 2011 and $17,310,000 in January 2012.

Proceeds from Tranche A of the Facility Agreement were used to refinance and repay existing indebtedness of Dry Bulk Australia Ltd. incurred in connection with purchasing the Operating Vessel.  The Company intends to use proceeds from Tranche B of the Facility Agreement to finance the remaining installment payments required to purchase the Newbuilding Vessel, which is scheduled to be delivered to Dry Bulk Americas Ltd. in the first quarter of 2012.

All loans under the Facility Agreement are scheduled to mature on June 20, 2018. The borrowers’ obligations under the Facility Agreement are or will be (in the case of certain security documents pertaining to the Newbuilding Vessel) secured by a guaranty of the Company, an assignment of the shipsales contract under which the Newbuilding Vessel is currently being built and its associated refund guarantees, an assignment of earnings and insurances on both Vessels, and first priority mortgages cross-collateralized on both Vessels. Principal payments for loans under the Facility Agreement are based on a seven-year and fifteen-year amortization schedule for Tranche A and Tranche B, respectively.  Interest on amounts borrowed under the Facility Agreement accrues at a per annum rate equal 2.5% plus the London Interbank Offered Rate for three or six months, as selected by the borrowers.

The Facility Agreement contains customary affirmative and negative covenants, as well as certain financial covenants that, among other things, require the Company to maintain a specified tangible net worth, leverage ratio, interest coverage ratio and working capital. The Facility Agreement also contains customary events of default.  Upon the occurrence of an event of default that remains uncured after any applicable cure period, Dry Bulk Australia Ltd. and Dry Bulk Americas Ltd. may be required to make immediate repayment of all indebtedness under the Facility Agreement to the Lender, and the Lender would be entitled to pursue other remedies against Dry Bulk Australia Ltd. and Dry Bulk Americas Ltd., the Vessels (and related collateral) and the Company under its guaranty.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2011. Portions of the Facility Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit separately to the Securities and Exchange Commission.

Forward Looking Statements

This Form 8-K includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on our current expectations only and are subject to uncertainties that may cause actual results to differ materially.  Factors that could affect actual results include but are not limited to adverse developments which preclude our ability to borrow additional funds under the Facility Agreement, changes in economic or industry conditions, vessel construction delays, changes in the capital markets or our access thereto, changes in our cash requirements, cash flows or financial position, and the other factors or risks described in our most recent Annual Report on Form 10-K, as updated and supplemented by our subsequent reports filed with the Securities and Exchange Commission.  You should not assume that we will be able to borrow additional funds under the Facility Agreement.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL SHIPHOLDING CORPORATION

/s/ Manuel G. Estrada
_____________________________________________
Manuel G. Estrada
Vice President and Chief Financial Officer

Date:    June 23 , 2011